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                         [Piper Rudnick LLP Letterhead]

                                                                     Exhibit 5.1

                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              main 410.580.3000 fax 410.580.3001


                                January 15, 2003

FTI Consulting, Inc.
900 Bestgate Road, Suite 100
Annapolis, MD  21401

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to FTI Consulting, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3, as amended by Amendment Nos. 1 and 2 (the "Registration Statement"; Reg. No. 333-100428), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates the offer and sale of up to 2,437,389 shares
(the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"). The Company is selling 2,100,000 of the Shares and 19,469 of the Shares are being sold by various selling stockholders. In addition, certain stockholders of the Company have granted the underwriters the right to purchase up to 317,920 additional Shares to cover any over-allotments, if any.

     In this capacity, we have examined the Registration Statement, the Company's Charter and By-Laws, the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and such other documents, corporate records, certificates of public officials, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies and that all public records reviewed are accurate and complete. We have further assumed (1) that the Shares to be sold by the Company will be issued and sold in accordance with the resolutions adopted by the Board of Directors of the Company and (2) regarding any Shares to be sold upon the exercise of options for such Shares, that such Shares were issued by the Company in accordance with the provisions of the relevant stock option plan and agreement.

     Subject to and limited by the foregoing, we are of the opinion and advise you that (1) the Shares to be offered by the Company have been duly authorized and will be validly issued, fully paid and nonassessable and (2) the Shares to be sold by the selling stockholders have been duly authorized and validly issued and are fully paid and non-assessable.



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                                                            FTI Consulting, Inc.
                                                                January 15, 2003
                                                                          Page 2

     The foregoing opinion is rendered as of the date hereof. We assume no obligation to update this opinion to reflect any facts or circumstances which may, after the date hereof, come to our attention or any changes in the law which may occur, after the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters." In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Piper Rudnick LLP